Exhibit 12
[Form of Tax Opinion]
                    , 2008

Driehaus International Equity Yield Fund 25 East Erie Street Chicago, Illinois 60611	Driehaus International Discovery Fund 25 East Erie Street Chicago, Illinois 60611
Re:	Reorganization of Driehaus International Equity Yield Fund into Driehaus International Discovery Fund
Ladies and Gentlemen:
     You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) by and between Driehaus International Equity Yield Fund (the “Acquired Fund”), a series of Driehaus Mutual Funds, a Delaware statutory trust (the “Trust”), and Driehaus International Discovery Fund, also a series of the Trust (the “Acquiring Fund”). The Acquired Fund and Acquiring Fund are each referred to herein as a “Fund.”
     The Reorganization contemplates the transfer of all of the assets of the Acquired Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest, no par value per share, of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund. Thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all of the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of                     , 2008 entered into by the Trust, on behalf of the Acquired Fund and the Acquiring Fund, and Driehaus Capital Management LLC (the “Plan”).
     In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Trust, on behalf of the Acquired Fund and the Acquiring Fund, in letters dated                     , 2008. We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.
     Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan and the facts and representations set forth or

Driehaus International Equity Yield Fund
Driehaus International Discovery Fund
                    , 2008

referred to in this opinion letter, and that such facts and representations are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.
     For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:
     1. The transfer by the Acquired Fund of all of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, followed by the pro rata distribution of all the Acquiring Fund Shares so received by the Acquired Fund to the Acquired Fund shareholders of record in complete liquidation of the Acquired Fund and the dissolution of the Acquired Fund as soon as practicable thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Acquired Fund will each be “a party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.
     2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the Acquired Fund’s assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund. (Section 1032(a) of the Code).
     3. No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund. (Sections 361(a) and (c) and 357(a) of the Code).
     4. No gain or loss will be recognized by the Acquired Fund’s shareholders upon the exchange, pursuant to the Reorganization, of all of their shares of the Acquired Fund solely for Acquiring Fund Shares. (Section 354(a) of the Code).
     5. The aggregate tax basis of the Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

Driehaus International Equity Yield Fund
Driehaus International Discovery Fund
                    , 2008

     6. The holding period of the Acquiring Fund Shares received by each Acquired Fund shareholder in the Reorganization will include the period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder, provided such Acquired Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).
     7. The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately before the Effective Time of the Reorganization. (Section 362(b) of the Code).
     8. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund. (Section 1223(2) of the Code).
FACTS
     Our opinion is based upon the facts, representations and assumptions set forth above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.
     The Acquiring Fund and the Acquired Fund are each a separate series of the Trust and are each treated as a separate corporation for federal income tax purposes pursuant to section 851(g) of the Code. The Trust has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended. The Acquiring Fund and the Acquired Fund have each elected to be taxed as a regulated investment company under section 851 of the Code for all their taxable years, including without limitation the taxable year in which the Reorganization occurs, and have qualified and will qualify for the tax treatment afforded regulated investment companies under the Code for each of their taxable years, including without limitation the taxable year in which the Reorganization occurs.
     Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire all of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund. Thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all of the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The assets of the Acquired Fund to be acquired by the Acquiring Fund consist of all property, including, without limitation, all cash, securities, commodities, interests in futures, and dividends or interest

Driehaus International Equity Yield Fund
Driehaus International Discovery Fund
                    , 2008

receivables, owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund as of the closing date of the Reorganization.
     In approving the Reorganization, the Board of Trustees of the Trust determined that the Plan and the transactions contemplated thereunder are in the best interests of each Fund and that the interests of the shareholders of each Fund will not be diluted as a result of the Reorganization.
CONCLUSION
     Based on the foregoing, it is our opinion that the transfer of all of the assets of the Acquired Fund, pursuant to the Plan, solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund followed by the complete liquidation and dissolution of the Acquired Fund as soon as practicable thereafter will qualify as a reorganization under section 368(a)(1) of the Code.
     The opinions set forth above with respect to (i) the nonrecognition of gain or loss to the Acquired Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss to the Acquired Fund’s shareholders upon the receipt of the Acquiring Fund Shares and (iv) the basis and holding period of the Acquiring Fund Shares received by the Acquired Fund shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.
     The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.
     Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Funds, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if

Driehaus International Equity Yield Fund
Driehaus International Discovery Fund
                    , 2008

presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.
Very truly yours,
VEDDER PRICE P.C.
FEDERAL TAX NOTICE: Treasury Regulations require us to inform you that any federal tax advice contained herein is not intended or written to be used, and cannot be used by any person or entity, for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service. In addition, we do not impose upon any person or entity to whom this is addressed any limitation on the disclosure of the tax treatment or tax structure of any transaction discussed herein.